424(B)(3)
                                                                      333-114881

AXA Equitable Life Insurance Company

SUPPLEMENT DATED MARCH 2, 2005 TO THE MAY 1, 2004 PROSPECTUSES AND STATEMENTS
OF ADDITIONAL INFORMATION ("SAI") FOR:
AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT PROGRAM ("ADA").
--------------------------------------------------------------------------------

This supplement modifies certain information in the above-referenced Prospectuses and SAIs, dated May 1, 2004, as supplemented to date (together, the "Prospectuses").

Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectuses. You should keep this supplement with your Prospectuses and any previous prospectus supplements. We will send you another copy of any Prospectus without charge, upon request.

Changes to the Investment Options and reinvestment of assets:

A. Effective on or about April 29, 2005, the underlying mutual fund in which the Equity Index Fund invests will change from the SSgA S&P 500 Index Fund to the Vanguard Institutional Index Fund. The Vanguard Group will replace State Street Global Advisors as the investment manager of the Fund.

     In addition, the names of the LifeCycle Fund -- Conservative and the LifeCycle Fund-- Moderate will be changed to the LifeStrategy Income Fund and the LifeStrategy Moderate Growth Fund, respectively, and the underlying mutual funds in which these options invest will also change. The LifeStrategy Funds do not employ an investment advisor. Rather, the Funds' board of trustees decides how to allocate each Fund's assets among the underlying Vanguard funds, which are advised by The Vanguard Group and/or Mellon Capital Management Corporation.

     As of the effective date, all of the assets of the LifeCycle Fund -- Conservative and the LifeCycle Fund -- Moderate (both currently invested in the underlying State Street Funds of each respective LifeCycle Group Trust), and all of the assets of the Equity Index Fund (currently invested in the SSgA S&P 500 Index Fund), will be reinvested in the Vanguard LifeStrategy Income Fund, the Vanguard LifeStrategy Moderate Growth Fund and the Vanguard Institutional Index Fund, respectively.

Therefore, as of the effective date of the changes (i) all references in the prospectus and SAI to the LifeCycle Fund--Conservative and the LifeCycle Fund -- Moderate will be references to the LifeStrategy Income Fund and the LifeStrategy Moderate Growth Fund, respectively; (ii) all references in the prospectus and SAI to the SSgA S&P 500 Index Fund and the underlying State Street Funds in which the LifeCycle collective group trusts invest, will be references to the Vanguard Institutional Index Fund, and the underlying Vanguard funds in which the Vanguard LifeStrategy Income Fund and Vanguard LifeStrategy Moderate Growth Fund invest; and (iii) all references in the prospectus and SAI to State Street Global Advisors will be references to The Vanguard Group and/or the Mellon Capital Management Corporation. In addition, as of the effective date, all information in the prospectus and SAI with respect to State Street and State Street Global Advisors will no longer be relevant.

B. The Information with respect to the changed options in the chart is replaced in its entirety by the following:

-------------------------------------------------------------------------------------------------------------------------------
                                                                    UNDERLYING MUTUAL FUND
                               ------------------------------------------------------------------------------------------------
 INVESTMENT FUND               NAME                             OBJECTIVE                            ADVISER
-------------------------------------------------------------------------------------------------------------------------------
Equity Index Fund              Vanguard Institutional Index     Track performance of benchmark       The Vanguard Group
                               Fund                             index that measures investment
                                                                return of the overall stock market.
-------------------------------------------------------------------------------------------------------------------------------
LifeStrategy Income Fund       Vanguard LifeStrategy Income     Provide current income and some      The Vanguard Group
                               Fund                             capital appreciation.                Mellon Capital Management
                                                                                                     Corporation*
-------------------------------------------------------------------------------------------------------------------------------
LifeStrategy Moderate Growth   Vanguard LifeStrategy Moderate   Provide capital appreciation and a   The Vanguard Group
 Fund                          Growth Fund                      low to moderate level of current     Mellon Capital Management
                                                                income.                              Corporation*
-------------------------------------------------------------------------------------------------------------------------------

* The Fund benefits from the investment advisory services provided to the underlying Vanguard funds in which it invests.

                                                                         X01049

C.   Fee Table

In the "Fee table," the information with respect to the changed options in the table depicting operating expenses after the heading "The Expenses Shown for the Underlying Mutual Funds are expressed as a percentage of their respective average daily net assets" is replaced it its entirety by the following:

---------------------------------------------------------------------------------------------------------------------
                             PROGRAM                    INVESTMENT               UNDERLYING
                             EXPENSE    ADMINISTRATION  MANAGEMENT   OTHER     PORTFOLIO FEES
                             CHARGE(1)        FEE          FEE      EXPENSES    & EXPENSES(2)   12b-1 FEE    TOTAL
---------------------------------------------------------------------------------------------------------------------
Equity Index Fund              0.645%        0.15%         None       0.07%         None           None      0.865%
Vanguard Institutional
  Index Fund                    None         None          0.05%      0.00%         None           None      0.050%
                             ----------------------------------------------------------------------------------------
Total                          0.645%        0.15%         0.05%      0.07%         None           None      0.915%
---------------------------------------------------------------------------------------------------------------------
LifeStrategy Income Fund       0.645%        0.15%         None       0.22%         None           None      1.015%
Vanguard LifeStrategy
  Income Fund                   None         None          None       None          0.27%          None      0.270%
                             ----------------------------------------------------------------------------------------
Total                          0.645%        0.15%         None       0.22%         0.27%          None      1.285%
---------------------------------------------------------------------------------------------------------------------
LifeStrategy Moderate
  Growth Fund                  0.645%        0.15%         None       0.10%         None           None      0.895%
Vanguard LifeStrategy           None         None          None       None          0.28%          None      0.280%
                             ----------------------------------------------------------------------------------------
Total                          0.645%        0.15%         None       0.10%         0.28%          None      1.175%
---------------------------------------------------------------------------------------------------------------------

(1) The Program Expense Charge shown is from the May 1, 2004 prospectus. The Program Expense charge is recalculated each year and the new charge will be published in the May 1, 2005 prospectus.

(2) Although the LifeStrategy Funds are not expected to incur any net expenses directly, the Funds' shareholders indirectly bear the expenses of the underlying Vanguard funds. The Fund's annualized indirect expense ratio, based on its underlying investments, as of October 31, 2003 is shown.

D.   Examples

Under "Examples" the following information in the table with respect to the changed options is changed as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                    IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE          IF YOU ANNUITIZE AT THE END OF THE
                                         END OF THE APPLICABLE TIME PERIOD:                     APPLICABLE TIME PERIOD:*
                                    --------------------------------------------     --------------------------------------------
                                    1 year     3 years    5 years     10 years       1 year     3 years     5 years      10 years
Equity Index Fund                   130.30      351.99     589.50     1,261.36       480.30      701.99       939.50     1,611.36
LifeStrategy Income Fund            167.81      467.41     786.87     1,682.42       517.81      817.41     1,136.87     2,032.42
LifeStrategy Moderate Growth Fund   156.67      433.23     728.59     1,558.99       506.67      783.23     1,078.59     1,908.99
---------------------------------------------------------------------------------------------------------------------------------

* Assuming an annuity payout option could be issued. Generally, the minimum amount that can be used to purchase any type of annuity is $5,000 (see "Individual annuity charges" in "Charges and expenses" later in this prospectus.)









                      AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10104
                                (212) 554-1234
              COPYRIGHT 2005. AXA EQUITABLE LIFE INSURANCE COMPANY
                              ALL RIGHTS RESERVED


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